UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 20, 2014 (February 19, 2014)

International Textile Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-23938	33-0596831
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

   804 Green Valley Road, Suite 300, Greensboro, North Carolina 27408

(Address, Including Zip Code, of Principal Executive Offices)

               (336) 379-6299

(Registrant’s Telephone Number, Including Area Code)

              N/A

(Former Name or Former Address,

if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events.

International Textile Group, Inc. (the “Company”) has previously disclosed that it is a party, as a nominal defendant only, to a consolidated class action lawsuit and related derivative action (together, the “Consolidated Action”), which consolidated three factually identical lawsuits filed in 2008 and 2009 under the caption In re International Textile Group, Inc. Merger Litigation, pending in the Court of Common Pleas, Greenville County, South Carolina (the “Court”), C.A. No. 2009-CP-23-3346. The Consolidated Action relates to the combination of the Company, which at the time was named Safety Components International, Inc., and a company formerly known as International Textile Group, Inc. (“Former ITG”), which occurred in late 2006 (the “Merger”). The Consolidated Action names as defendants, among others, certain individuals who were officers and directors, and certain stockholders, of Former ITG or the Company at the time of, and an entity which was an independent financial advisor to the Company in connection with, the Merger (the “Non-Company Defendants”). The plaintiffs in the Consolidated Class Action contend that certain of the Non-Company Defendants breached certain fiduciary duties, and have also made related claims, in connection with the Merger.

On February 19, 2014, the Company, as a nominal defendant, the plaintiffs and the Non-Company Defendants entered into a Stipulation and Settlement Agreement (the “Settlement Agreement”) relating to the Consolidated Action. The Settlement Agreement, which was preliminarily approved by the Court on February 19, 2014 and remains subject to the final approval of the Court as described below, provides, among other things, that in settlement of the Consolidated Action, (i) certain of the Non-Company Defendants will make an aggregate $36.0 million cash payment thereunder (the “Cash Settlement”), which includes a $16.0 million cash payment from the independent financial advisor and its insurers and a $20.0 million cash payment from other Non-Company Defendants and their insurers, (ii) $21.9 million in principal and accrued interest of the Company’s senior subordinated notes (which are designated as “senior subordinated notes—related party” on the Company’s balance sheets and have a maturity date of June 6, 2015), held by certain affiliates of the Company (the “Affiliates”), will be cancelled, together with all additional interest that accrues on such notes from December 31, 2013 through the effective date of the Settlement Agreement (collectively, the “Cancelled Notes”), and (iii) 10,315,727 shares of the Company’s Series A convertible preferred stock (the “Series A Preferred Stock”), having a liquidation value of $257.9 million as of December 31, 2013, and 11,488 shares of the Company’s Series C preferred stock (the “Series C Preferred Stock”), having a liquidation value of $11.5 million as of December 31, 2013, in each case together with any additional shares of Series A Preferred Stock and Series C Preferred Stock that accrue with respect to such shares through the effective date of the Settlement Agreement (collectively, the “Cancelled Preferred Stock”), all of which are held by the Affiliates, will be cancelled on the effective date of the Settlement Agreement.

As of December 31, 2013, the Company had a total of $163.5 million in aggregate principal and accrued interest of senior subordinated notes outstanding, and had outstanding shares of Series A Preferred Stock with an aggregate liquidation value of approximately $337.0 million, and of Series C Preferred Stock with an aggregate liquidation value of approximately $126.0 million.

If the Settlement Agreement receives final approval by the Court, the Cancelled Notes and the Cancelled Preferred Stock will be cancelled, and the Company’s respective obligations, and the Affiliates’ respective rights, thereunder will be terminated, effective as of December 31, 2013. The Company expects that when such cancellations take effect following final approval of the Settlement Agreement, they will not have an impact on the Company’s consolidated statements of operations but will have an impact on its consolidated balance sheet by reducing the Company’s long-term debt and stockholders’ deficit, by the amount of the Cancelled Notes, and by reducing the aggregate liquidation value of the Series A Preferred Stock and the Series C Preferred Stock by the respective values of the Cancelled Preferred Stock. The Company cannot determine the amount of cash, if any, from the Cash Settlement that may be available for use by the Company after such funds are applied in accordance with the Settlement Agreement to pay fees and expenses of various legal and other advisors in connection with the Consolidated Action.

In accordance with the terms of the Settlement Agreement, the Company expects that the claims administrator will soon commence distribution of the required notices relating to the proposed settlement of the Consolidated Action. The Court has scheduled a hearing to consider final approval of the Settlement Agreement on June 23, 2014, and the Company anticipates that, if approved, the Settlement Agreement would take effect in the third quarter of 2014.

This discussion contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements relate to our intent, belief or current expectations primarily with respect to the timing and approvals of the Settlement Agreement. Any such forward-looking statements are not guarantees of future performance or events and may involve risks and uncertainties. Actual results or events may differ from those contained in or implied by the forward-looking statements as a result of various factors, including, but not limited to, risks and uncertainties relating to possible appeals of, or other judicial inquiry into, the Settlement Agreement. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL TEXTILE GROUP, INC.

	By:	/s/ Gail A. Kuczkowski
Name: Gail A. Kuczkowski
Title: Executive Vice President and Chief Financial Officer

Date: February 20, 2014